
         EXHIBIT 12

                               BOISE CASCADE CORPORATION AND SUBSIDIARIES
                                   Ratio of Earnings to Fixed Charges

   Nine Months
                                             Year Ended December 31                   Ended September 30
                                1991       1992       1993       1994        1995       1995       1996
                                     (dollar amounts expressed in thousands)

Interest costs                $ 201,006 $ 191,026  $ 172,170  $ 169,170  $ 154,469  $ 119,913  $ 111,162
Interest capitalized during
  the period                      6,498     3,972      2,036      1,630      3,549      2,167     12,094
Interest factor related to
  noncapitalized leases(1)        5,019     7,150      7,485      9,161      8,600      6,433      9,598
                              _________ _________  _________  _________  _________  _________  _________
  Total fixed charges         $ 212,523 $ 202,148  $ 181,691  $ 179,961  $ 166,618  $ 128,513  $ 132,854


Income (loss) before
  income taxes and minority
  interest                    $(128,140)$(252,510) $(125,590) $ (64,750) $ 589,410  $ 471,490  $  22,240
Undistributed (earnings)
  losses of less than 50%
  owned persons, net of
  distributions received         (1,865)   (2,119)      (922)    (1,110)   (36,861)   (31,210)    (1,150)
Total fixed charges             212,523   202,148    181,691    179,961    166,618    128,513    132,854
Less: Interest capitalized       (6,498)   (3,972)    (2,036)    (1,630)    (3,549)    (2,167)   (12,094)
      Guarantee of interest
        on ESOP debt            (24,283)  (23,380)   (22,208)   (20,717)   (19,339)   (14,533)   (13,442)
                              _________ _________  _________  _________  _________  _________  _________

Total earnings (losses)
  before fixed charges        $  51,737 $ (79,833) $  30,935  $  91,754  $ 696,279  $ 552,093  $ 128,408


  Ratio of earnings to
    fixed charges(2)               -         -          -          -          4.18       4.30        .97


(1) Interest expense for operating leases with terms of one year or longer is based on an imputed interest rate for each lease.

(2) Earnings before fixed charges were inadequate to cover total fixed charges by $160,786,000,
    $281,981,000, $150,756,000, and $88,207,000 for the years ended December 31, 1991, 1992, 1993, and
    1994.